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                                                                     Exhibit 1.1

                           EMPRESAS ICA, S.A. DE C.V.
                                    BY-LAWS(1)

                                   FIRST TITLE
                      NAME, PURPOSE, DOMICILE AND DURATION

FIRST.- The name of the company is Empresas ICA and this name will always be followed by the words SOCIEDAD ANONIMA DE CAPITAL VARIABLE or the abbreviation "S.A. DE C.V."

SECOND.- The purpose of the company is as follows:

1.- To promote, establish, organize, exploit, acquire and take part in the capital stock or equity of all genres of business corporations or civil partnerships or any other entity, as much national as foreign, as well as to take part in their administration or liquidation.

2.- To acquire, under any legal security, shares, interests, certificates of profit-sharing, bonds, debentures, equity interest and all types of credit instruments, of any type of business corporation, trust or joint venture, be it forming part of their establishment or by means of acquisition later on, as well as selling, providing and negotiating such shares, certificates of profit-sharing, equity interest, bonds, debentures, including any other credit instruments.

3.- To act as an agent, representative or commission broker of individuals or corporate entities, be they Mexican or foreign.

4.- To engage in all types of commercial or industrial activities allowed by law.

5.- To obtain all types of loans or credit, issuing debts, bonds, commercial paper and any other negotiable instrument or equivalent instrument, with or without the granting of specific collateral by means of a pledge, mortgage, trust or under any other legal security; to grant any other type of financing or loan to business corporations or civil partnerships, businesses and institutions with which the Company has business relations or equity interest, receiving or not specific collateral or personal guarantees.

6.- To grant and receive all types of personal guarantees, collateral and debt guarantees by endorsement or negotiable instrument drawn on corporations, associations and institutions in which the Company has interest or shares, or with which the Company has business relations or relations with any third party being able to, in addition, be guarantor or with any other nature, including that of joint or severally liable debtor, to guarantee debts and obligations of third parties.

7.- To subscribe, issue, draw and guarantee by endorsement all types of negotiable instruments, as well as to accept them and endorse them.

8.- To acquire, lease, use and enjoy, exploit, commercialize personal property and real estate necessary for its establishment,

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(1)   Version approved in the Extraordinary Meeting of April 21, 2005.

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as well as the buying and selling of others that are required for achieving its objectives.

9.- To acquire, register, preserve, use, sell, transfer, lease, assign the use of and, in general, dispose of all types of patents, brands, patent certificates, commercial names, utility models, industrial designs, industrial secrets and any other industrial property rights, as well as copyrights, options about them and preferences, be it in Mexico or abroad.

10.- To sign, grant and execute all documents, any that is of legal nature, that are considered necessary or convenient for the achievement of the above objectives, including the association with other domestic and foreign persons.

THIRD.- The domicile of the company will be Mexico City, Federal District but it may establish agencies or branches within or outside of the Mexican Republic, without such circumstance being understood as a change of domicile.

FOURTH.- The duration of the Company shall be indefinite.

FIFTH.- No foreign person, whether an individual or a corporate entity, or Mexican company that does not have the Exclusion of Foreigners Clause in its By-Laws may have any direct or indirect participation or may own Company shares. The Company will never acknowledge rights of shareholders to the above mentioned investors and companies. If for any reason any of said persons, investors or companies acquire an equity interest or become the owner of one or more company shares, thereby contravening the above mentioned provision, it is agreed as of this time that said participation will be null and void and consequently cancelled and the equity interest in question will have no value nor will the certificates that represent it, and the capital stock will be reduced by an amount equal to the value of the cancelled participation.

                                  SECOND TITLE
                               ABOUT CAPITAL STOCK
                                    CHAPTER I
                      ABOUT THE STRUCTURE OF CAPITAL STOCK

SIXTH.- The capital stock is variable. The minimum fixed capital without right to withdrawal is $480,713,069.97 (Four hundred eighty million seven hundred thirteen thousand sixty-nine pesos and 97/100 National Currency) represented by 282,506,196 registered common no-par shares, fully subscribed and paid.

The variable portion of the capital stock may not be higher than ten times the amount of the minimum fixed capital without right to withdrawal and will be represented by registered common no-par shares.

There will be only one class of shares, which will grant equal rights and obligations to their holders. Each share issue for an increase of the capital stock or for any other reason will constitute a new series which will be identified with a consecutive number followed by the year, unless the shareholders' meeting resolves otherwise.

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                                        3

Companies in which this company is the majority stockholder or holds a majority equity interest may never invest, directly or indirectly, in shares of this Company or in shares of any other company which is a majority shareholder of this Company, or which without being so, said companies know that it is a shareholder of this company, except in the case that said companies acquire shares of this Company to comply with sales options or plans granted or designed or that may be granted or designed in favor of the employees of said companies.

SEVENTH.- The capital stock may be increased or decreased by resolution of an ordinary or extraordinary shareholders' meeting, as the case may be, in accordance with the rules contained in this Clause.

Increases or decreases of the Company's fixed minimum portion of the capital stock may only be decreed or the maximum limit of the variable portion may only be modified by resolution of the Extraordinary Shareholders' Meeting that additionally approve the corresponding amendment of the Company's By-Laws. The Company may increase its capital and issue unsubscribed shares for placement among the general public, pursuant to the provisions of Article 81 of the Stock Market Law.

Within the limits stipulated in the Sixth Clause of these By-Laws, increases or decreases of the variable portion of the capital stock may be effected by resolution of the Ordinary Shareholders' Meeting and the respective minutes must be notarized, without the need of registering the respective public deed in the Public Registry of Commerce, except when the shareholders exercise their right to withdrawal, in the terms of the Ninth Clause of the By-Laws, or when increases or decreases of the capital to which section I of article 14 B 3 of the Stock Market Law makes reference are concerned.

No increase in capital may be decreed before all shares previously issued have been fully paid in. When adopting the respective resolutions, the Shareholders' Meeting that resolves upon the increase or any subsequent Shareholders' Meeting will determine the term and rules in accordance with which said increase is to be carried out.

Shares issued in virtue of an increase of the variable portion of the capital stock and which by a resolution of the Meeting that resolved upon their issue must be deposited in the Company Treasury to be surrendered as they are subscribed, may be offered for subscription and payment by the Board of Directors according to the powers granted to the Board by the Shareholders' Meeting, in every case giving Company shareholders the preference referred to in this Clause.

Capital stock increases may be effected by a capitalization of reserve of profits pending application or surpluses or by payment in cash or in kind. In increases by capitalization of reserves, profits pending application or surpluses, all holders of shares that are subscribed, paid and outstanding at the time of said increase will be entitled to the proportional part corresponding to them of the new shares issued as a result of the capitalization.

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                                        4

In increases by payment in cash or in kind, shareholders of shares that are subscribed, paid in and outstanding at the time the increase is determined will have a preference to subscribe the new shares issued or placed in circulation throughout a period of fifteen days starting from the date of publication of the respective notice, in the official newspaper of the Company's place of business, to which the shareholders give the nature of "Official Gazette" of the place of business, or calculated as of the date the Meeting is held, if all the shares into which the capital stock is divided are represented at the meeting.

If after the expiration of the term during which shareholders were entitled to exercise the preferential right granted to them by this Clause, there remained unsubscribed shares, they are to be offered for subscription and payment under the conditions and terms determined by the meeting that resolved upon the capital stock increase or in the terms determined by the Board of Directors, in such case, at a price that may not be lower than the price at which they were offered to the Company shareholders for subscription and payment.

The shareholders will not enjoy the preferential right to which is made mention in the above paragraphs when the following are concerned: (i) the Company's merger, (ii) liabilities conversion, (iii) public offering in the terms of that foreseen by article 81 of the Securities Market Law and the first paragraph of this clause, (iv) the increase of capital stock by means of the payment in kind of the shares that are issued, or by means of the cancellation of liabilities in the Company's care, and (v) the placing of shares acquired by the Company in accordance with that which is established in the Tenth Clause of these By-Laws.

Every capital stock increase must be registered in the specific books to be kept by the Company for these purposes.

                                   CHAPTER II
                    ABOUT THE DECREASES OF THE CAPITAL STOCK

EIGHTH.- Decreases of the minimum fixed portion of the capital stock to which the Seventh Clause of these By-Laws refers, may be effected in order to absorb losses, reimburse the shareholders their shares or release them of payments not made and for cases where the shareholders exercise the right to withdrawal to which the Ninth Clause of these By-Laws refers. Decreases of the minimum fixed portion of the capital stock may be effected in order to absorb losses, reimburse shareholders or release them from payments not made without the need to extinguish shares, in virtue of the fact that they are no-par shares.

NINTH.- The reduction of the variable portion of the capital stock may be effected by means of the partial or complete withdrawal of shareholders' contributions, following a bona fide written notice addressed to the Chairman of the Board of Directors, of their intentions to withdraw, which will be effective at the end of fiscal year in question, if notice is received prior to the last quarter of the fiscal year, and at the end of the following year, if received at a later time. However, shareholders may not exercise their right of withdrawal if as a result of said withdrawal the fixed portion of the capital stock not subject to withdrawal is affected.

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                                       5

If the Chairman of the Company's Board of Directors receives requests for withdrawal that results in reducing the total amount of the minimum fixed portion of the capital stock, the Company will reimburse only those shares whose reimbursement does not cause a reduction of the minimum fixed portion of the capital stock and said reimbursement will be effected in respect to each requesting shareholder, proportionately to the number of shares, the reimbursement of which was requested simultaneously.

The procedure for exercising the right of withdrawal foreseen in this Clause, in addition to complying with the provisions of Articles 220 and 221 of the General Business Law, will be subject to the condition that the respective reimbursement will be paid in accordance with the lower of the following two values: (1) 95% of the quotation value on the Stock Exchange, obtained from the average weighted price by volume of transactions effected during the last thirty days in which the Company's shares were negotiated prior to the date on which the withdrawal is to be effected, during a period not to exceed six months; or (2) the book value of shares according to the balance sheet corresponding to the closing of the immediately previous period to that in which the withdrawal is to be effected, previously approved by an Ordinary Shareholders' Meeting. In case the number of days in which the shares were negotiated during the period indicated in the above paragraph, is less than 30 (thirty), the days that effectively would have been negotiated will be taken. In the event that the shares are not negotiated in said period, the book value of the shares will be taken.

Payment of the reimbursement will be enforceable against the Company as of the date following the holding of the Ordinary Shareholders' Meeting that approved the balance sheet for the period in which the withdrawal is to be effected.

All decreases of the capital stock will be registered in the specific books to be maintained by the Company for these cases.

                                   CHAPTER III
                                 ABOUT THE STOCK

TENTH.- The company may acquire shares of its own capital stock in agreement with the following procedure: the acquisition will be effected through the Stock Exchange, at the current market price, and the prohibition established in the first paragraph of article 134 (one hundred thirty-four) of the General Business Law will not apply, provided that the purchase is made against the stockholders' equity so long as said shares pertain to the company or, in such case, to the capital stock in the event that it is resolved to convert them into treasury shares in which case a resolution of the Shareholders' Meeting will not be required.

An Ordinary Shareholders' Meeting must expressly resolve, for each fiscal period, the maximum amount of funds that may be appropriated to purchase its own shares, the only limitation being that the sum of funds that may be appropriated to said purpose may never be higher than the total balance of net profits of the company, including withheld profits. On the other hand, the Board
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                                       6

of Directors will designate for such purpose one or more persons responsible for acquiring and placing the shares of the Company.

So long as shares belong to the Company, they may not be represented at Shareholders' Meetings at any time.

Company shares that belong to the company or in such case, treasury shares, without detriment to the provisions of the General Business Law, may be placed among the public investors, and for this latter case, the increase of the capital stock will not require a resolution of a Shareholders' Meeting or a resolution of the Board of Directors for their placement.

Purchase and placement transactions may never give rise to a case in which they exceed twenty five percent of the capital stock, in the case of shares other than ordinary shares, or result in a failure to comply with the requirement to maintain the registration on the list of securities of the Exchange in which they are quoted.

The purchase and placement of shares contemplated in this Clause, the reports on them which are to be presented to an Ordinary Shareholders' Meeting, the rules for reflecting them in the financial information, as well as the form and terms in which these transactions are announced to the National Banking and Securities Commission, to the respective Stock Exchange and to the public investor will be subject to the general provisions issued by cited Commission.

ELEVENTH.- In due time, the Shareholders' Meeting may resolve over the issuance of shares without the right to vote, shares with limitations of other corporate rights or shares of restricted vote other than those foreseen in article 113 of the General Business Law, without that which is established in article 198 of the cited Law being applicable to it, provided that the Company has obtained the express authorization of the National Banking and Securities Commission and the issuance of the following is adjusted:

a) The issuance of shares other than common shares must not exceed twenty-five percent of the capital stock that is placed among the public investors, of the total of the Company's shares that are found placed in the same.

b) The issuance of shares other than common shares may be issued up to an additional twenty-fifth percent, with prior authorization of the National Banking and Securities Commission, provided that this last percentage be represented by shares without the right to vote, with the limitation of corporate rights or by shares of restricted vote, which in all cases must be convertible in common shares in a period no greater than five years, beginning from the time of their placement.

c) For the determination of the referred to percentages, the shares will not be considered nor trust titles that represent them and, as concerns the nationality of the shareholder, limit the right to vote in fulfillment of the legal provisions applicable to the subject of foreign investment.

d) Mechanisms may not be organized through which they be negotiated or offered to the public investor, in a joint manner,

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common shares and, in its case, shares of restricted or limited vote or without the right to vote, except that the last be convertible into common shares in a maximum period of five years or that, as the nationality of the shareholder concerns, the shares or fiduciary titles that represent them limit the right to vote in fulfillment of the legal provisions applicable on the subject of foreign investment; and

e) The shares without the right to vote will not be computed for the purposes of determining the quorum and the resolutions in the shareholders' meetings to which their shareholders must be convoked in order to exercise their right to vote.

TWELFTH.-

SECTION I. (A) Any Person that individually or along with another person or with a Related Person seeks to acquire ordinary Shares or rights on ordinary Shares, by any means or title, directly or indirectly, whether in an act or in a succession of acts without a time limit among them, whose consequence is that its individual possession of shares or along with the possession of shares of another person or a Related Person directly or indirectly is equal to 5% (five percent) or more of the total of ordinary Shares; and/or (B) any person that individually or along with another person or with a Related Person seeks to acquire ordinary Shares or rights on Ordinary Shares, by any means or title, directly or indirectly, whether in an act or in a succession of acts without a time limit among them, that individually or along with the possession of shares of another person or a Related Person directly or indirectly represent 5% (five percent) or more of the total of Shares will require prior authorization in writing from the Board of Directors and/or the General Extraordinary Shareholders' Meeting, pursuant to what is specified in this Clause.

Any Person having or acquiring one or more of the Company's Shares agrees, as of now and for this sole fact, to observe and fulfill the provisions of the Company's By-Laws. The Company will not recognize the corporate rights derived from the respective Shares at all and will abstain from registering Persons acquiring Shares in violation of what is foreseen in the present By-Laws or not having the respective authorizations in the registry to which articles 128 and 129 of the General Business Law refer, in any case applying what is established by the Sixteenth Clause.

In order to modify or suppress this Twelfth Clause, prior authorization in writing from the National Banking and Securities Commission will be required.

SECTION II. For the purposes of this Twelfth Clause and the Sixteenth and Forty-Fourth Clauses, the following terms will have the meanings indicated next:

"Shares" means the shares representative of the Company's capital stock, whatever its class or series may be, or any certificate, security or instrument issued based on these shares or that confers any right on these shares or is convertible in these shares, specifically including participation certificates that represent the Company's shares;

"Affiliate" means any Company that Controls, is Controlled by, or is under common Control with any Person;

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                                       8

"Competitor" means: (A) any Person dedicated to the hiring, outsourcing and exploitation of the different areas of engineering in all its aspects and concentrations including: (i) pure and applied research, consulting, hiring, outsourcing of all types of civil, industrial, urban engineering works in any of its areas; (ii) construction, operation, supervision and maintenance of all types of public infrastructure works, projects or developments, granted a concession or permit; (iii) construction, development and commercialization of housing, projects and real estate services of any type or class, whether they are all of public, or private, nature, can be executed nationally and internationally; and/or (B) business activities or lines occasionally carried out by the Company, and/or its affiliates or subsidiaries, of analogous nature, or associated with the above.

"Control", "Controlled" or "In Control of" means: (a) the ownership of 51% (fifty-one percent) or more of the Shares; or (b) the capacity of a Person or group of Personas to carry out any of the following acts: (i) to enforce or to be in the position of obtaining, directly or indirectly, decisions in the general shareholders' meetings or equivalent bodies, whether as concerns the ownership of securities, due to contractual provisions or any other manner; (ii) to appoint or dismiss the majority of directors, administrators or their equivalents, of a corporation; (iii) to maintain the ownership of rights that directly or indirectly allow to exercise the vote with regard to more than fifty percent of the capital stock of a corporation; and/or (iv) to directly or indirectly manage the management, strategy or main policies of a corporation, whether through ownership of securities, due to agreement or any other manner.

"Significant Participation" means the direct or indirect ownership or possession of 15% (fifteen percent) of more of the Shares, when said participation does not grant Control over the Company.

"Person" indistinctly means an Individual or a Corporation.

"Individual" means any individual or, in case the Board of Directors or the General Extraordinary Shareholders' Meeting so determines, any group of individuals acting in a joint, concerted or coordinated manner in accordance with what is foreseen in sections I to VIII of this Clause.

"Corporation" means any corporation, company, credit or financial institution acting as a trust institution under a trust agreement or analogous entity, or any other vehicle, entity, company or form of economic or business association or any of the Subsidiaries or Affiliates of theirs or, in case the Board of Directors or the General Extraordinary Shareholders' Meeting so determines, any group of individuals acting in a joint, concerted or coordinated manner in accordance with what is foreseen in sections I to VIII of this Clause.

"Related Person" means, with regard to any Person, the Individuals or Corporations placed in any of the following assumptions: (i) that Control or that are in a direct or indirect position to determine or conduct the policies and management of the Corporation that is part of the business group or consortium to which the Person in question belongs, as well as the directors or

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                                       9

administrators and the executives relevant to the members of said group or consortium; (ii) are in a direct or indirect position to determine or conduct the policies and management of the Corporation that is part of the business group or consortium to which the Person in question belongs; (iii) the spouse, concubine or man who lives with a concubine and the persons that are related by blood, affinity or civilly to the fourth degree, with the Individuals placed in one of the assumptions indicated in subsections (i) and (ii) above, as well as associates of said Individuals; (iv) the Corporations that are part of the business group or consortium to which the Person in question belongs; (v) the Corporations over which any of the Persons to which subsections (i) and (iv) above refer exercise Control or are in a direct or indirect position to determine or conduct the policies and management; and in general, (vi) any Individual, Corporation or any blood relation, by affinity or civilly to the fourth degree or any spouse or man who lives with a concubine, or any of the Subsidiaries or Affiliates of any of the above, (a) that belong to the same economic group or of interests as the Person concerned; or (b) that acts in a concerted manner with the Person concerned.

"Subsidiary" means any company with regard to which a Person is owner of the majority of the shares representative of its capital stock or with regard to which a Person is entitled to appoint the majority of the members of its board of directors or its administrator.

SECTION III. In order to request the authorization to which section I of this Clause refers, the Person seeking to carry out the acquisition must present its request in writing to the Board of Directors, same that must be addressed and delivered in a legally unquestionable manner to the Chairman of the Board of Directors and the Secretary of the same Board, with a copy for the General Director, at the domicile of the Board of Directors' secretary's office indicated in the last calling for a shareholders' meeting. The request mentioned must establish and detail the following:

      (a) The number and class or series of Shares that the Person concerned or any Person Related with the same; (i) is owner or co-owner; or
            (ii) with regard to which it has Control, shares or enjoys any right, whether by agreement or by any other cause, as well as the price at which said Shares were acquired;

      (b) The number and class or series of Shares that the Person concerned or any Person Related with the same seeks to acquire in a period comprised of the twelve months following the date of the request, whether directly or through any Related Person;

      (c) The number and class or series of Shares with regard to which it is sought to obtain or share Control, any right, whether by agreement or by any other cause;

      (d) (i) the percentage that the Shares to which subsection (a) above refers represent of the total of the Shares issued by the Company;
            (ii) the percentage that the Shares to which subsection (a) above refers represent of the series or series to which they belong; (iii) the percentage that the Shares to which subsections (b) and (c) above refers represent of the total of the Shares issued by the Company; and (iv) the percentage that the Shares to which subsections (b) and

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                                       10

            (c) above refers represent of the total of the Shares issued by the Company; and (iv) the percentage that the Shares to which subsections (b) and (c) above refers represent of the class or the series or series to which they belong;

      (e) the identity and nationality of the Person or group of Persons seeking to acquire Shares, in the understanding that if any of these Persons is a Corporation, the following must be specified: (i) the identity and nationality of the Person or Persons that directly or indirectly Control the Corporation concerned, until the Person or Individuals maintaining any right, interest or participation of any nature in said Corporation is or are identified; and (ii) if said Corporation has an exclusion of foreigners Clause;

      (f) the reasons and objectives for which the Shares object of the authorization requested are sought to be acquired, particularly mentioning if its purpose is to directly or indirectly acquire or become the owner of a Significant Participation or acquire Control of the Company by any means, and if applicable, the manner in which said Control will be acquired;

      (g) if it is directly or indirectly a Competitor of the Company or of any Subsidiary or Affiliate of the Company and if it has the power to legally acquire the Shares in accordance with what is foreseen in these By-Laws and in the applicable legislation; likewise, it must be specified whether the Person seeking to acquire the Shares in question has blood relations, by affinity or civilly to the fourth degree or any spouse or man who lives with a concubine that can be considered a Competitor of the Company or of any Subsidiary or Affiliate of the Company, or whether it has any economic relation with a Competitor or any interest or participation whether in the capital stock or in the administration, management or operation of a Competitor, directly or through any Person or blood relation, by affinity or civilly to the fourth degree or any spouse or man who lives with a concubine;

      (h) the origin of the economic resources it seeks to use in order to pay the price of the Shares object of the request; in the assumption that the resources come from some financing, the identity and nationality of the Person that furnishes it said resources must be specified and, along with the authorization request, the documentation undersigned by this Person that proves and explains the conditions of said financing must be delivered;

      (i) if it is part of any economic group, made up of one or more Related Persons, that in an act or succession of acts, seeks to acquire Shares or rights of the same or, if so be the case, if said economic group is owner of Shares or rights of the same;

      (j) if it has received economic resources as a loan or as any other concept from a Related Person or has facilitated

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                                       11

            economic resources as a loan or any other concept to a Related Person, with the purpose of the price of the Shares being paid; and

      (k) the identity and nationality of the financial institution who would act as placing intermediary, in the assumption that the acquisition concerned is carried out through a takeover bid.

Within the 10 (ten) business days following the date on which it would have received the authorization request to which the first paragraph of section I in a legally unquestionable manner, accompanied by all the documentation proving the accuracy of the information to which the above subsections refer, the Chairman of the Board of Directors or his alternate, and in the absence of both, the Secretary of the Board, will call the Board of Directors to discuss and resolve on the authorization request mentioned.

SECTION IV. Except for what is foreseen in the second paragraph of this section, the Board of Directors or the General Extraordinary Shareholders' Meeting, whatever the case may be, will resolve on all authorization requests within 60 (sixty) days following the date on which said request was presented to the Board of Directors at the latest; in the understanding that: (i) the Board of Directors may, in any case and without incurring responsibility, submit the authorization request to the General Extraordinary Shareholders' Meeting; and
(ii) the General Extraordinary Shareholders' Meeting necessarily has to resolve on any authorization request when the Board of Directors having been called in terms of what is foreseen in the present By-Laws, said Board of Directors was not able to convene for any reason and a resolution was not adopted with regard to the request brought about.

The Board of Directors may ask the Person seeking to acquire the Shares concerned, through the Chairman of the Board of Directors or the delegate authorized for these purposes, for the clarifications it considers necessary for resolving on the authorization request that would have been presented to it, including additional documentation with which the accuracy of the information to which section III of this Clause refers is proven, within 20 (twenty) days following the date on which the request would have been received. In the assumption that the Board of Directors asks for the clarifications or additional documentation, the period of 60 (sixty) days foreseen in the first paragraph of section IV will be as of the date on which the Person previously mentioned makes or delivers in a legally unquestionable manner, as the case may be, the clarifications or additional documentation requested by the Board of Directors, by way of its Chairman or Secretary.

In case the periods established in the present section for the holding of the General Extraordinary Shareholders' Meeting that had to resolve on the authorization request would have elapsed, without the said Meeting having been held, including in case it would have been called on time, it shall be understood that the respective resolution is in the sense of denying the request concerned.

The General Extraordinary Shareholders' Meeting being held to discuss an authorization request must be called at least 15 (fifteen) calendar days prior to the day on which the same should

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                                       12

be held by means of the respective calling publication in terms of the Forty-Second Clause of the present By-Laws, in the understanding that the Agenda must make express mention of the fact that the Meeting will be held to discuss an authorization request in terms of section I of this Clause and said Meeting will have the requirements of convening and voting indicated in the General Business Law for general extraordinary shareholders' meetings.

SECTION V. In the evaluation made of the authorization requests to which section I of this Clause refers, the Board of Directors and/or the General Extraordinary Shareholders' Meeting, as the case may be, must take into account the factors deemed pertinent, considering the interests of the Company and its shareholders, including factors of financial, economic, market and business nature, as well as the continuity or change about the Company's strategic vision and the characteristics of the Person that had submitted the authorization request, just as whether or not a Competitor, its trustworthiness and solvency, reputation and prior conduct are concerned.

SECTION VI. In the assumption that the Board of Directors or the General Extraordinary Shareholders' Meeting authorizes the acquisition of Shares brought about and the acquisition refers to a Significant Participation or Control of the Company, the following will apply:

      a) In case the acquisition of Shares brought about results in or is effected with the intention that the acquirer be owner, directly or indirectly, of a Significant Participation, the Person seeking to acquire the Shares in question must make a takeover bid, at a price payable in cash and determined in terms of what is indicated in section VII of this Clause, for the percentage of the Company's capital stock equivalent to the percentage of Shares that it seeks to acquire or for 10% (ten percent), whatever turns out to be greater, same that will be assigned proportionally among the other shareholders; and

      b) In case the acquisition of Shares brought about results in or is effected with the intention that the acquirer be owner, directly or indirectly, of the Control over the Company, the Person seeking to acquire the Shares in question must make a takeover bid, at a price payable in cash and determined in terms of what is indicated in section VII of this Clause, for 100% (one hundred percent) of the Shares representative of the Company's capital stock.

The takeover bid to which the preceding paragraph refers must be carried out simultaneously in Mexico and, in any other jurisdiction in which the Company's Shares are registered or listed in order to be quotable in a securities market, within 60 (sixty days) following the date on which the acquisition of Shares concerned would have been authorized by the Board of Directors or the General Extraordinary Shareholders' Meeting, unless said Board or Meeting authorizes a greater period. The price paid for the Shares will be the same, regardless of the class or series concerned. In the

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                                       13

assumption that there are certificates or instruments that represent two or more Shares representative of the Company's capital stock and shares issued and circulating independently, the price of the latter will be determined dividing the price of the certificates or instruments mentioned by the number of underlying Shares they represent.

SECTION VII. The takeover bid to which section VI of this Clause refers must be made for a price payable in cash not lower than the price that turns out greater among the following:

      a) the book value of the Share in agreement with the last quarterly income statement approved by the Board of Directors;

      b) the highest price at the closing of operations in the securities market of any of the three hundred sixty-five days prior to the date of the authorization granted by the General Extraordinary Shareholders' Meeting or the Board of Directors, as the case may be; or

      c) the highest price paid for Shares at any time by the Person or Related Person that acquire the Shares object of the request authorized by the General Extraordinary Shareholders' Meeting or the Board of Directors, as the case may be.

Without prejudice to the aforesaid, the Board of Directors may authorize, to its complete discretion, that the takeover bid be made at a price other than that resulting in accordance with the preceding paragraphs, provided that it has the approval of the Audit Committee, same that may base itself on a certificate issued by an independent advisor wherein the reasons for which the terms of the takeover bid are deemed justified are expressed.

SECTION VIII. The Person or Related Person that carries out any acquisition of Shares authorized by the General Extraordinary Shareholders' Meeting or the Board of Directors and would have had carried out a takeover bid in accordance with section VI of this Clause will not be registered in the Company's share registry until the time at which said takeover bid would have successfully been concluded. Therefore, such Person may not exercise the corporate rights corresponding to the Shares whose acquisition would have been authorized until the time at which the takeover bid would have successfully been concluded.

In the case of Persons or Related Persons that already had the capacity of shareholders of the Company and, therefore, were registered in the Company's share registry, the acquisition of Shares authorized by the General Extraordinary Shareholders' Meeting or the Board of Directors will not be registered in the Company's share registry until the time at which the takeover bid to be carried out in accordance with what is foreseen in section VI of this Clause would have successfully been concluded and therefore, such Persons may not exercise the corporate rights corresponding to the Shares acquired.

SECTION IX. The Board of Directors or the General Extraordinary Shareholders' Meeting, as the case may be, will be authorized in case one or more Persons seeking to acquire or would have acquired Shares are acting or it is presumed that they are acting in a joint, coordinated or concerted manner with others or if regarding Related Persons, in whose case the Persons concerned will be considered as one single Person for the purposes of what is established in the Clause. Without limiting the aforesaid, it will be presumed that two or more Persons are acting in a joint or concerted manner when they are linked as concerns relationship, are part of the same economic, business or patrimonial group, or when there is some agreement among them referring to their respective ownership of Shares or the rights derived from the same, to make or enforce decisions in the general shareholders' meetings or with regard to the exercising of the rights derived from such Shares.

Likewise, the Board of Directors and the General Extraordinary Shareholders' Meeting, as the case may be, may determine at its complete discretion the cases in which the acquisition concerned implies or could imply the acquisition of Control over the Company or those cases in which the Shares whose owners are different Persons, for the purposes of what is established in the present and subsequent Clauses of these By-Laws, will be considered Shares of one single Person.

SECTION X. The authorizations granted by the Board of Directors or the General Extraordinary Shareholders' Meeting in accordance with what is foreseen in section I of this Clause will stop being effective if the information and documentation on whose basis these authorizations were granted is not or stops being accurate.

SECTION XI. The authorizations granted by the Board of Directors or the General Extraordinary Shareholders' Meeting in accordance with what is foreseen in section I of this Clause: (i) will authorize the recipient to acquire the Shares concerned of up to the maximum amount or percentage indicated in the corresponding authorization, for which the information and considerations submitted by the Acquirer upon presenting its authorization request must be taken into account, particularly in what refers to whether or not it seeks to carry out acquisitions of additional Shares in a period of twelve months as of the formulation of the request; and (ii) may establish that the authorization concerned will be in force for a set period of time during which the acquisition concerned must be carried out.

The authorizations of the Board of Directors or the General Extraordinary Shareholders' Meeting will be non-transferable, unless the contrary is indicated in the respective authorization or the Board of Directors authorized its transfer.

SECTION XII. The authorization to which section I of this Clause refers and the takeover bid mentioned in section VI of this Clause will not be applicable to:
(a) the acquisitions or transfers of Shares carried out by way of succession, whether by inheritance, bequeathal or other provisions or instruments that apply mortis causa; (b) the increase in the percentage of share ownership of any shareholder of the Company that is a consequence of a decrease in the number of Shares in circulation derived from a shares buyback on behalf of the Company or of an accelerated amortization of the same; (c) the increase in the percentage of share ownership of any shareholder of the Company that, if applicable, results from the subscription of shares derived from increases in capital made by said shareholder in proportion to the number of Shares he had before the referred to increase in capital in terms of article 132 of the General Business Law; (d) the acquisitions of Shares on behalf of the Company or its Subsidiaries, or on behalf of trusts created by the Company or its Subsidiaries, or by any other Person Controlled by the Company or its Subsidiaries; and (e) the acquisition of Shares by (i) the Person maintaining the Company's cash control; (ii) by any Corporation under the Control of the Person referred to in subsection (i) immediately above; (iii) by the succession of goods of the Person referred to in subsection (i) above; (iv) by the ancestors or descendents in a straight line of the Person referred to in subsection (i) above; (v) by the Person referred to in subsection (i) above, when it is buying back shares of any Corporation referred to in subsection (ii) above or the ancestors or descendents referred to in subsections (iii) and (iv) above.

THIRTEENTH.- Without prejudice to what is foreseen in the Twelfth Clause and in addition to all the other provisions of the present By-Laws and pursuant to what is established in article 2117 (two thousand one hundred seventeen) of the Federal Civil Code, any Person acquiring Shares without having the authorized to which section I of the Twelfth Clause refers will be obligated to pay a conventional penalty to the Company for an amount equivalent to the market value of the totality of the Shares that it would have acquired without having said authorization. In the case of acquisitions of Shares carried out without having the authorized to which section I of the Twelfth Clause refers, carried out free of charge, the conventional penalty will be for an amount equivalent to the market value of the Shares which are the object of the acquisition concerned.

FOURTEENTH.- In the case of cancellation of the registration of the Company's shares in the Section of Securities of the National Registry of Securities and Intermediaries, be it upon request or the Company or by resolution of the National Banking and Securities Commission in terms of the Law, the shareholders that are titleholders of the majority of the common shares or who have the possibility under any security of imposing decisions in the ordinary shareholders' meetings or of appointing the majority of the members of the Company's Board of Directors will be obligated to make a takeover bid prior to the cancellation.

The shareholders, to which the above paragraph refers, will have the obligation of affecting, in a trust for a minimum period of six months, the resources necessary for purchasing, at the same price as the bid, the shares of the investors that did not resort to this, in the event that once the takeover bid is carried out and prior to the cancellation of the registration in the Registry, the mentioned shareholders do not acquire 100% of the capital stock paid.

The takeover bid must be carried out when the higher price between the market value in the Stock Exchange or the share's book value is in agreement with the last quarterly report presented to the Commission and the Stock Exchange before the beginning of the takeover bid, except when said value has been modified according to the criteria applicable to the determination of relevant information in whose case the most recent financial information that the Company has must be considered. The market value will be the average weighted price by volume of the transactions that were effected during the last 30 days in which the Company's shares would have been negotiated prior to the date of the takeover bid, during a period that may not exceed six months. In the case that the number of days in which the shares were negotiated during the period indicated were less than 30, the days that effectively would have been negotiated will be taken. In the event that the shares are not negotiated in said period, the book value of the shares will be taken.

In the case that the takeover bid consists of more than one share series, the average of which the above paragraph makes reference must be taken from each one of the series which it seeks to cancel, taking as the market value for the public offering of all the series, the average that turns out to be greater.

Within the five working days prior to the date the offering begins, the Company's Board of Directors must present their opinion with regard to the justification of the price of the takeover bid, in which they will take into account the minority shareholders' interests with the purpose of complying with that which is established in article 16, second paragraph of the Stock Market Law and the opinion of the Audit Committee, which in the event that it is contrary, must be revealed. In the case that the Board of Directors is found facing situations that can generate a conflict of interest, the Board's opinion must be accompanied by another opinion issued an Independent Expert selected by their Audit Committee in which special emphasis is given to the safeguarding of the minority shareholders' rights.

The shareholders to which the first paragraph of this Clause refers will not be obligated to carry out the public offering mentioned for the cancellation pertaining to registry if the consent of the shareholders that represent at least 95% of the Company's capital stock concerned is accredited by means of a meeting agreement and that the amount to offer for the shares placed between the Great Public Investor according to that established in this clause be least than 300,000 units of investment. The above, in the understanding that in order to request and obtain the cancellation, the Company must establish the trust to which is made reference in the second paragraph of this Clause and notify the cancellation and establishment of the trust through the Sistema Electronico de Envio y Difusion de Informacion (SEDI, Information Sending and Diffusion Electronic System).

That foreseen in this Clause will be applicable to the common certificates of profit-sharing over shares, as well as the securities representative of two or more shares of one or more share series of the Company.

The shareholders obligated to carry out the public offering may request that the Commission authorize them, considering the Company's financial situation and perspectives, to use a different basis for the determination of the price to which the third paragraph of this Clause makes reference provided that they present the Board of Directors' agreement, prior favorable opinion of the Audit Committee, in which the reasons for which it is deemed justified to establish a different price are contained, accompanied by a report from the Independent Expert that gives special emphasis to the fact that the price is consistent with article 16 of the Stock Market Law.

FIFTEENTH.- Shares will be represented by certificates which must contain the requirements of article 125 of the General Business Law as well as indicate the series to which they correspond. They may cover one or more shares and will be consecutively numbered and signed by two members of the Board with their handwritten or facsimile signature.

In the event of loss, destruction or theft of one or more share certificates, the owner may request the issuance of new certificates, subject to the provisions of the General Law of Credit Instruments and Transactions. Expenses involved in the issuance of the new certificates will be on the account of the interested party.

The share certificates must make express mention of the provisions contained in the Fifth, Twelfth, Thirteenth, Eighteenth and Twentieth Clauses. In any case, these By-Laws will be registered in the Public Registry of Commerce of the Company's domicile for the purpose of being bound by all third parties.

SIXTEENTH.- The Company will maintain a share registry in the terms of Article 128 of the General Business Law, whether directly or in terms of Article 57 and all other applicable articles of the Securities Market Law, same that may be entrusted to the Secretary of the Company's Board of Directors, of an institution for the deposit of securities or of a credit institution.

The Company will recognize as the legitimate holder of the shares the person who is registered as such in said registry. Upon the request of any interested party, following the necessary proof, the Company must register the share transfers and conversions effected in said book, subject to what is established by the Fifth, Twelfth and subsequent Clauses of these By-Laws. The registry book will remain closed from the third day prior to the holding of each Shareholders' Meeting until the day following the same, during which no registration whatsoever will be made in said book.

In any case, the following will not be registered in the share registry book:
(i) the Persons acquiring Shares of the Company without having the authorization to which section I of the Twelfth Clause of the present By-Laws refers, in the case that the same is necessary; and (ii) the Persons that are not an individual of Mexican nationality, a Mexican company with exclusion of foreigners Clause, credit institutions acting as trustees of trusts created by the Company for the benefit of its employees or the employees of its Subsidiaries or with altruist purposes and credit institutions acting as trustees of trusts created by the Company as trustees in the neutral investment trust authorized for issuing certificates that have the Company's shares as underlying asset.

In cases in which any one of the formalities, requirements and other provisions foreseen in the present By-Laws would not have been complied with for acquiring Shares or being a shareholder of the Company, including the authorization to which section I of the Twelfth Clause refers: (i) the interested party will not be entitled to be registered in the Company's shareholders' book as owner of the Shares or to participate in the shareholders' meetings; (ii) the certificates or list to which article 78 (seventy-eight) of the Securities Market Law will not show the ownership of the Shares or prove the right to attend shareholders' meetings or the right to be registered in the Company's shareholders' book; and (iii) the interested party will have the option of selling the Shares in the terms agreed upon with the Board of Directors or contribute them to the neutral investment trust authorized for issuing certificates that have the Company's shares as underlying asset.

                                   THIRD TITLE
                     ABOUT COMPANY MANAGEMENT AND VIGILANCE
                                    CHAPTER I
                        ABOUT THE ADMINISTRATIVE COUNCIL

SEVENTEENTH.- Company management will be vested in the Board of Directors formed by at least five and a maximum of twenty equity and independent standing members, according to what the ordinary shareholders' meeting determines, of whom: (i) at least 25 (twenty-five percent) must be independents, as the characteristics of "independent standing member", are defined in the Law as well as the national and foreign stock exchange regulations of mandatory observance by the Company; and (ii) the majority must be of Mexican nationality. The ordinary shareholders' meeting will appoint for each standing member his or her alternate, at the Board's proposal, with the purpose of achieving an effective participation. The alternate member of the independent director must have the same status.

The alternate will enter into office in the event of a resignation or temporary absence of the standing member. The alternate will continue in office, according to the case, until the cause that gave rise to the absence of the standing member disappears or until the Meeting makes a new appointment.

The Board of Directors will appoint from among its members the person who is to act as the Chairman of the Board, as well as the directors who should take his place during his temporary or permanent absences, providing for a substitution order and the qualifications it considers appropriate for the best performance thereof.

In the event of a permanent absence or resignation of the Chairman, the Board of Directors will be called whose meeting will be presided over by the director replacing the Chairman during his temporary absences under the established order of substitutions.

The Secretary and the Assistant Secretary of the Board of Directors will be named by the Board. The appointment will be made independently of the positions or status held by the person appointed within or outside of the company.

EIGHTEENTH.- In each general ordinary shareholders' meeting held in order to learn of the approval of the report to which article 172 (one hundred seventy-two) of the General Business Law will appoint or ratify, as the case may be, one-third of the members of the Board of Directors. The members of the Board of Directors will remain in their positions for a minimum period of three years, until the general ordinary shareholders' meeting in which their corresponding term expires and their respective successors are appointed or said members of the Board of Directors is ratified in their position, except in the following cases: (i) death or incapacity of the member; (ii) resignation of the member; (iii) occurrence of an impediment in terms of the applicable law; or (iv) when is so approved by 51% (fifty-one percent) of the Shares in circulation gathered in the general ordinary shareholders' meeting concerned.

In any of the assumptions of subsections (i) to (iii) to which the previous paragraph refers, the member's position will be occupied by the respective alternate until the corresponding appointment is made in the Ordinary Shareholders' Meeting corresponding to the term of the mandate of the member concerned. In case the alternate member also falls into one of the assumptions of subsections (i) to (iii) to which the previous paragraph refers, the following Ordinary Shareholders' Meeting that corresponding will appoint a new member and/or his respective alternate, who will conclude the period of the member and/or alternate that would have no longer been part of the Board of Directors.

In case the number of members of the Board of Directors varies, within the limits allowed by these By-Laws, any increase or decrease must be proportional among the groups of members tending to the period of their appointment, with the purpose of maintaining the proportion to which the first paragraph of the present Clause refers. The new members of the Board of Directors that are appointed to maintain the mentioned proportion will hold the position for the remainder of the term of the group of members to which they were assigned, but in no case will a decrease in the number of members of the Board of Directors, in consequence, decrease the term of the members of the Board performing the position at that moment.

The Meeting will be in charge of the graded appointment of the members of the Board of Directors in the terms of this Clause, it does not hinder any shareholder or group of shareholders from being able to exercise the right to which the Twentieth Clause of these By-Laws refer. In any case, the appointment and removal of the minority members will not be subject to the rules foreseen in the first paragraph of this Clause for the remainder of the members.

In order to revoke, in one single meeting, the appointment of the totality of the members of the Board of Directors, the favorable vote of 51% (fifty-one percent) of the Shares in circulation gathered in the general ordinary shareholders' meeting concerned is needed. In this assumption, new members of the Board of Directors will be appointed pursuant to what is forewarned in the first paragraph of this Clause.

NINETEENTH.- The Chairman of the Board will have the following authorities:

a) He or she will represent the Board before all types of persons and authorities;

b) He or she will look to see that the resolutions of the shareholders' meetings and the Board of Directors, and the opinions of the Audit Committee and the Company's Examiners are fulfilled.

c) He or she will look to see that the legal provisions that regulate the Company's activities and transactions, as well as the provisions of the Company's By-Laws are fulfilled;

d) He or she will look to see that the Board meets at least once every three months. He may convoke the Board meeting in which he will have the casting vote.

e) He or she will have all other authorities and responsibilities that the Company's laws and By-Laws attribute him.

TWENTIETH.- In any shareholders' meeting held to discuss the appointment of Board members, all minority of shareholders of common shares that represent at least ten percent of the capital stock, in one or more share series will be entitled to name one Board member and his respective alternate. The persons who exercise this right may not participate in the appointment of the remaining Board members.

All minority of shareholders of shares of restricted vote, other than those that article 113 of the General Business Law foresees, or of shares of limited vote that represent at least ten percent of the capital stock will be entitled to name one Board member and his respective alternate. In default of this appointment of minorities, the shareholders of said class of shares will enjoy the right to name at least two Board members and their alternates. In this last case, the appointments, as well as the substitutions and revocations of the Board members, will be agreed upon in a special meeting. The persons who exercise this right may not participate in the appointment of the remaining Board members.

The appointment of the Board member or Board members appointed by the minorities may only be revoked when the appointment of all the other Board members is also revoked or when the minority that appointed him so determines it.

TWENTY-FIRST.- The Board of Directors will operate legally with the attendance of the majority of its members and its resolutions will be adopted by a majority vote. In the event of a tie, the Chairman will have the casting vote.

In the case of the resolutions to which section I of the Twelfth Clause of the present By-Laws refers, in order for the Board to be able to validly meet, at least 75% (seventy-five percent) of the members or respective alternates must be present and for their validity, their resolutions must be adopted by favorable vote of the majority of the members present. The Board of Directors' meetings called to resolve the requests mentioned will consider and adopt resolutions only in regard to the authorization request to which section I of the Twelfth Clause refers.

TWENTY-SECOND.- To attain the strategic vision of the Company, the Board of Directors will be in charge of managing all its business and it is vested with the broadest powers to carry out all necessary or appropriate transactions according to the nature and purpose of the Company, including for the acquisition or disposal of shares or those consisting of the exercise of the right of withdrawal that corresponds to this Company, for its participation in variable capital companies, in which case an authorization from the Ordinary Shareholders' Meeting will be required, if within the then-current corporate period of the Company, any of the following occurs either simultaneously or consecutively:

1) The purchase value of shares of another company is higher than 20% of the shareholders' equity according to the last statement of the financial position of this Company;

2) The sale value of shares of another company is higher than 20% of the shareholders' equity according to the last financial position statement of this Company;

3) The exercise of the withdrawal right in variable capital companies represents the reimbursement of shares, the value of which is higher than 20% of the shareholders' equity, according to the last financial position statement of this Company.

The Board of Directors will have the following powers which may not be delegated:

a) Approve transactions that do not fall under the ordinary course of activity of the business and that are intended to be carried out between the company and its partners, with persons who form a part of management or with whom these persons maintain equity ties, or in such case persons who are blood relatives or relatives by marriage up to the second degree, the spouse or concubine: the purchase or sale of ten percent or more of the assets; the posting of guarantees for an amount higher than thirty percent of the assets, as well as transactions other than the foregoing that represent more than one percent of the company assets.

b) Approve transactions that do not fall under the ordinary course of activity of the business and that are intended to be carried out between the Company's Subsidiaries and their partners, with persons who form a part of management or with whom these persons maintain equity ties, or in such case persons who are blood relatives or relatives by marriage up to the second degree, the spouse or concubine: the purchase or sale of ten percent or more of the assets; the posting of guarantees for an amount higher than thirty percent of the assets, as well as transactions other than the foregoing that represent more than one percent of the assets of the subsidiary concerned.

The members of the Board of Directors will be responsible for the resolutions they adopt in connection with the matters to which the previous two paragraphs refer, except in the case where the member has declared his or her disagreement at the time the act in question is discussed and resolved.

In addition, they will have the following powers which he or she may delegate:

a) Carry out all transactions inherent in the Company's purpose or that result directly or indirectly from it and carry out acts of administration and strict domain.

b) Represent the Company in judicial and administrative matters and before persons and authorities of every kind, with a general power of attorney for lawsuits and collections, with all the general powers including the special powers that require a special power or clause by Law; initiate and abandon suits of all kinds, including the Writ of Amparo; prepare and answer interrogatories; arrive at transactions; submit to arbitration; file criminal complaints and charges and become a coadjutant of the Public Prosecutor until obtaining the remedy of damages caused by punishable acts.

c) Grant, subscribe and endorse of all types of credit instruments and documents.

d) Grant all types of guarantees and bonds on behalf of the company when deemed appropriate.

d) Delegate its powers to one or more Members for the performance of specific acts, determining their powers and duties.

f) Grant general and special powers of attorney, whether delegating or substituting their powers (but conserving them) and revoke them, including those required to file criminal complaints and charges.

g) Create Special Committees to: ensure that the shareholders and the market have access to the Company's public information; (ii) establish internal control procedures and mechanisms; (iii) ensure that the Company has the necessary mechanisms to prove that it complies with the various legal provisions applicable to it; and (iv) evaluate on a regular basis the performance of the Chief Executive Officer and the top management officers of the Company, and those of its subsidiaries. Said Committees shall be made up of Company's equity members, independent members or officers, except for the Audit Committee which will exclusively be made up of independent members.

h) Appoint the Chief Executive Officer of the Company, whom shall have Mexican nationality, and be able to be stockholder, director, member of any other managing bodies, or a third party. He or she will be the Company's representative and enjoy of the powers provided for in these by-laws or those granted to he or she at the time of his or her appointment.

Appoint one or several Vice Presidents, the General Counselor, Executive Directors, Managers and Assistant Managers necessary for the operation of the Company. Those appointed shall report to the Chief Executive Officer, and enjoy of the powers granted to them at the time of their appointments.

i) Endorse the Internal Auditor designation at Chairman's proposal.

j) Endorse on an annual basis, the operating expenses of the special committees, as well as the internal rules of each Committee.

k) Determine how the Company shares will be voted in Extraordinary and Ordinary Shareholders' Meetings of companies in which the Company is the majority shareholder, delegating as of this time said powers to the officer with powers to attend the Meetings in question.

l) Call General and Special Shareholders Meetings and approve the financial information of the Company that is to be presented to the Ordinary Shareholders' Meeting.

m) Must present the audit committee's report to which numeral (i) of the second paragraph of the Thirty-Seventh Clause refers to the shareholders' meeting for its knowledge.

n) All others granted by these By-laws, the Shareholders' Meeting, the Law, or other enforcement rules.

TWENTY-THIRD.- The Board of Directors will meet every three months at least and when it is called by the Chairman, by twenty five percent of the members or any of the company examiners. The Examiner is to be called to all meetings of the Board and to all meetings of those intermediate consultation bodies in which the Board of Directors has delegated powers, and the Examiner will attend them with the right to speak but not to vote. Meetings will be held in Mexico City or elsewhere in national territory as resolved by the Board.

Calls to said meetings are to be sent to those who are required to attend at least five days in advance of the date of the event.

The Agenda or a list of items to be addressed and resolved is to be sent with the call.

In the case of the resolutions to which section I of the Twelfth Clause refers, the calls to the Board of Directors' meetings must be done in writing and sent by the Chairman or Secretary to each one of the members and alternates at least 30 (thirty) days prior to the date on which the meeting is to be held. For the purposes of what is established in the Twelfth Clause, resolutions adopted outside of the Board meeting will not be valid.

TWENTY-FOURTH.- The following are the powers and obligations of the Secretary or Assistant Secretary of the Board of Directors:

I.- To act as Secretary or Assistant Secretary in Meetings of the Board and in Shareholders' Meetings.

II.- To keep the corporate books required by law and any others required under the By-Laws that are not specifically assigned to another Company officer or employee.

III.- Have minutes of Shareholders' Meetings and Board Meetings notarized when so resolved by these bodies of the Company and when appropriate according to law; issue simple copies and certificates or excerpts of minutes of Board Meetings and Shareholders' Meetings, as well as of entries that appear in his or her books, authorizing them with his or her signature.

IV.- All other powers conferred by these By-laws and the Law.

TWENTY-FIFTH.- The Chairman will preside over the meetings of the Board, and in his or her absence, the Member appointed according to the substitution order having the qualifications established by the Board itself for the best performance thereof. The Secretary of the Board will act as the meeting secretary, and in his or her absence, the Assistant Secretary will replace him, and in his or her absence, the person appointed by the member presiding over the meeting.

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                                       24

TWENTY- SIXTH.- The Board member acting as secretary of the meeting will draw up the minutes for every Board session, recording the subjects addressed and the resolutions adopted. Said minutes will be entered in the respective Book of Minutes and will bear the signatures of the Chairman and Secretary of the meeting, as well as those of the examiners if they attend.

TWENTY-SEVENTH.- To perform their duties, the members of the Board of Directors, the officers who are members of special committees but not of the Board, the Chief Executive Officer, and Vice-Presidents who are not members of the Board of Directors nor of special committees, and the executive officers of the Company, shall give any of the following guarantees:

a) A bond in the amount of $10,000.00 (Ten thousand pesos 00/100 National Currency).

b) A share pledge, in the aforementioned amount.

c) An actual bailment in the amount of $10,000.00 (Ten thousand pesos 00/100 National Currency).

                                   CHAPTER II
                ABOUT THE CHIEF EXECUTIVE OFFICER OF THE COMPANY

TWENTY-EIGHTH.- The organization and management of the actions aimed at attaining the strategic vision of the Company, will be responsibility of the Chief Executive Officer, whose designation may fall on the Chairman, an officer of the Company or a third party unrelated to the Company. The Board of Directors or the Executive Committee shall delegate the organization and management of the Company's business or matters to the Chief Executive Officer.

While carrying out his or her assignment, the Chief Executive Officer will have the following duties and authorities. He or she will:

a) Coordinate the implementation of all the transactions inherent to the Company's purpose;

b) Hold the Company's representation with every kind of persons and holders of government authorities, domestic or foreign.

c) Promote new business development with any representatives of the three government branches, domestic or foreign.

d) Conduct the Company's debt contracting, dealing, placement, or rearrangement, incurred with financial institutions, domestic or foreign, or multilateral organizations from abroad.

e) Be the Company's representative before any domestic or world forums of employer's participation.

f) Propose for the Board's consideration the appointment of the Special Committees members.

g) Propose the control and assurance mechanisms so stockholders and market be able to access to Company's public information;

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                                       25

h) Propose the required mechanisms which allow enforcing the different legal provisions applicable to the Company.

i) Perform any other duties foreseen in these By-Laws or entrusted to him or her by the Stockholder's Meeting, the Board itself, or the Executive Committee.

To perform his duties, the Chief Executive Officer will hold the following general powers. He or she will:

I. Be able to act separately or jointly with other Company officers, remaining indefinitely in his or her position until his or her dismissal;

II. Have the powers for carrying out all the transactions inherent to the Company's purpose or which directly or indirectly result thereof;

III. Hold general power of attorney for LAWSUITS AND COLLECTIONS, with all the general powers including the special powers that require a special clause under Law, according to the terms of the District Federal Civil Code, Article two thousand five hundred fifty four, first paragraph, Article two thousand five hundred eighty seven, and those corresponding from the States Civil Laws of the Mexican Republic and the Federal Civil Code. The Chief Executive Officer shall be empowered to formulate and reply to interrogatories; initiate and abandon suits of all kinds, including the Writ of Amparo; arrive at transactions; submit to arbitration; file criminal complaints and charges and become a coadjutant of the Public Prosecutor until obtaining the remedy of damages caused by punishable acts. He also is granted with the Company legal representation and hence he is authorized to appear before the local or federal Conciliation and Arbitration Boards, and the labor authorities to enter into settlements, tender pleas, defends, reply to interrogatories, all in the terms of Articles Seven hundred eighty six, Seven hundred eighty seven, Eight hundred seventy six, Eight hundred seventy seven, Eight hundred seventy eight, and other relative to the Federal Labor Act;

IV. Hold general power of attorney for ACTS OF ADMINISTRATION, having all administrative authorities, in terms of the Article Two thousand five hundred fifty four, second paragraph of the Federal District Civil Code and those corresponding from the States Civil Laws of the Mexican Republic and the Federal Civil Code;

V. Hold general power of attorney for ACTS OF OWNERSHIP, therefore having all same authorities as the owner both relating to the Company's assets and taking all kinds of steps in order to defend and assign such assets, make and receive payments, grant any kinds of guarantees, all in terms of the Article Two thousand five hundred fifty four, third paragraph of the Federal District Civil Code and those corresponding from the States Civil Laws of the Mexican Republic and the Federal Civil Code;

To exercise acts of ownership, the powers granted will be restricted in the event of real property pertaining to fixed assets, in which assumption the officer shall jointly sign with any of the following individuals: Ing. Jorge Jose Borja Navarrete, Dr. Jose Luis Guerrero Alvarez o C.P. Sergio Fernando Montano Leon.

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                                       26

VI. Hold general power of attorney to subscribe, accept, draw, endorse, and grant all kinds of negotiable instruments and in terms of the Article Nine of the General Law of Negotiable Instruments and Credit Operations.

VII. Hold authority to grant general and special powers, whether by passing on or replacing his powers, or revoking them, including those required for filing complaints or charges in criminal law.

TWENTY-NINTH.- To perform his duties, Company's Chief Executive Officer will be assisted by a Managing Board in making decisions inherent to matters of his area of responsibility and the Company's operative areas. The Chief Executive Officer will preside over the Managing Board, which will be formed by no more than four members, appointed by the Chief Executive Officer among the directors or the vice presidents of the Company.

Within the period of time he or she is required, Chief Executive Officer will meet with the Executive Committee to report the progress and resolution of the matters on his charge, and all other that due to its amount or complexity cause material facts or acts to the Company.

The Chief Executive Officer will be able to call on the Examiner, and those Company officers he or she thinks advisable to attend his or her job meetings, and entrust them with task development or ask them for information necessary to his powers performance.

                                   CHAPTER III
                          ABOUT THE SPECIAL COMMITTEES

THIRTIETH.- The Board of Directors will have the power to designate among its own members, whom of them will be part of the Executive Committee, Compensation Committee, Audit Committee, and any other special committees it may deem necessary.

The Board of Directors will be able to designate other members of the Board so they, with same status of provisional and revocable agents, serve in the Committees as alternate members standing in for the proprietary members during the temporary or final absences thereof. The alternate members will have the qualifications that the Board itself provides for the best performance of their duties.

Committees as collegiate bodies will be auxiliary and supportive entities for the Board of Directors, whose actions and resolutions shall be made by the vote of at least the majority of its members.

Members of the Committees whether being Company stockholders or not, will be able to hold their offices for an indefinite period of time, and ceasing from their duties only when their successors are appointed and take up their positions.

THIRTY-FIRST.- To perform its powers and make the decisions on matters of its jurisdiction, the Board of Directors will be assisted by the Executive Committee. The Board of Directors' Chairman will preside over the Executive Committee, which will be formed by such number of members appointed by the Board itself, and who may be directors or vice presidents of the Company.

The Executive Committee's organization and duties will be established and defined in its Internal Regulations. These rules will be drawn up by the Committee's members and approved by the Board of Directors. The Executive Committee will have a Secretary appointed by the presiding officer.

THIRTY-SECOND.- In exercising its duties, the Executive Committee will have the powers, obligations, and liabilities assigned to it by the Board of Directors in accordance with its Internal Regulations. It shall meet at least four times yearly, and every time the Chairman call its members.

THIRTY-THIRD.- Once a year the Executive Committee will, through its Chairman, report to the Board of Directors on resolutions the Committee may adopt in the course of the powers bestowed upon it, when, in the judgment of the Committee Chairman, substantial events or actions may affect the Company.

The Executive Committee will not be able to delegate its entire powers to any person other than the Chief Executive Officer, but it may request the Board of Directors the designation of officers and the grant of general or special powers when it may deem it appropriate to execute its resolutions. In failure of such designation, the Chief Executive Officer shall be entitled to execute the same.

The Executive Committee will approve the job schedule and the economic resources required by the Internal Auditor for development of its activities. The reports drawn up by the Internal Auditor in performance of its duties will be endorse by the Audit Committee.

The Company's Examiner shall be in session with the Committee, therefore he should be duly called. The Examiner will have the right to speak but not to vote.

THIRTY-FOURTH.- In exercising its powers related to analysis, development, and approval of incentive and compensation plans for Company's Chairman of the Board, Chief Executive Officer, Vice Presidents, and Executive Directors, or its subsidiary companies, the Board of Directors shall be assisted by a Compensation Committee, for decision-making on such subject matters.

The Compensation Committee will be made up of the number of directors designated by the Board of Directors, being presided over by the one among its member who the Board of Directors appoints thereto.

In its first yearly working session the Board of Directors will set the dates for the working session schedule of this Committee. The Compensation Committee's organization and duties will be established and defined in its Internal Regulations which rules shall be drawn up by its members for approval of the Board of Directors.

Whenever the Compensation Committee may be required by the Board of Directors, it shall report to the Board on the progress and solution proposals for the matters in its care.

The Company's Examiner shall be in session with the Committee, so he should be duly called. The Examiner will have the right to speak but not to vote. He may call to its working sessions such Company officers he may deem appropriate, and entrust them task development or ask them for information necessary for the fulfillment of their duties.

                                   CHAPTER IV
                   ABOUT THE AUDIT COMMITTEE AND THE EXAMINER

THIRTY-FIFTH.- The Board of Directors shall be responsible of designate the members of the Audit Committee and its chairman. The Committee will be made up of three or more independent directors, as the Board may establish. The members of the Audit Committee will be entitled to receive the same remuneration as they receive for their office as Board of Directors members.

THIRTY-SIXTH.- The Audit Committee is a supportive body for the Board of Directors in charge of supervising the: data completeness of the Company's financial statements; Company's enforcement with statutory regulations and stock market rules; supervise technical skills, autonomy, and duties of independent auditor; and efficiency of Company's internal control.

THIRTY-SEVENTH.- The Audit Committee will have the duties and responsibilities established in its Internal Regulations, concurrent with the statutory, regulatory, and legal normative framework, as applicable. The Audit Committee's Internal Regulations, as amended, shall be drawn up and proposed by the Committee for the Board of Director's approval.

Without prejudice to the aforesaid, the audit committee will have among other duties: (i) to elaborate an annual report on its activities and present it to the Board of Directors; (ii) to give an opinion on transactions with related persons to which subsection d), section IV, of Article 14 Bis 3 of the Securities Market Law alludes carried out by the Company or its Subsidiaries; and (iii) to carry out the hiring of independent specialists in the cases it deems convenient, for the purpose of expressing its opinion with regard to the transactions to which subsection d), section IV, of Article 14 Bis 3 of the Securities Market Law refers.

THIRTY-EIGHTH.- The Audit Committee shall meet at least four times yearly, or in such frequency as the characteristic circumstances of its office may require. Audit Committee or the Company's examiners shall attend to every working session with the management officers called, and the independent auditor, who will participate as guests having right to speak but not to vote. The Audit Committee shall meet at regular intervals with the internal auditor and the independent auditor in separate executive sessions.

THIRTY-NINTH.- The Audit Committee will be authorized to engage legal, accountant, financial consultancy and assistance, and any other professional experts, as it deems necessary, to fulfill its duties and responsibilities. It will have the power to designate, pay, keep, and supervise the work carried out by the independent auditor, and even dismiss him or her, when circumstances require it.

Company shall, through the Board of Directors, assist the Audit Committee performance, assign the Committee with suitable and necessary funds in order to pay the independent auditor, and external auditor fees and the current administrative expenses incurred by the Committee in fulfillment of its duties.

FORTIETH.- Company vigilance will be vested in one or more Examiners designated by the General Regular Shareholders' Meeting and they may be shareholders or persons unrelated to the Company. The Shareholders' Meeting may designate at its discretion the alternate Examiners who will take office in the order in which they were designated, in the absence of the standing Examiners due to resignation or the impossibility declared by them to continue performing their duties, and they will remain in office until the impossibility to perform disappears or the Meeting makes a new designation.

FORTY-FIRST.- The one or more Examiners will hold office indefinitely and will cease to perform their duties at the time their substitutes have been designated and take office. They will have the powers granted to them by the General Business Law.

Holders of shares with or without the right to vote representing at least ten percent of the capital stock may appoint an examiner. The appointment of examiners appointed by minorities may only be revoked when the appointment of all other examiners is equally revoked or when the minority that appointed it so determines.

To perform their duties, Examiners will post either of the guarantees mentioned in the Twenty-Seventh Clause of these By-Laws.

                                  FOURTH TITLE
                          ABOUT SHAREHOLDERS' MEETINGS

FORTY-SECOND.- General Shareholders' Meetings, Ordinary or Extraordinary, will be held in accordance with the provisions of the General Corporation Law. Calls to said meetings are to be published and will indicate the place, date and time and the items to be discussed according to Agenda, in one of the most widely distributed newspapers in the Federal District, at least 15 calendar days in advance of the date for the meeting. Meetings may be held without prior call if holders of all the shares are present. From the time the call is published for the Shareholders' Meeting, the information and the documents related to each one of the points on the Agenda are to be immediately available to the shareholders at no cost.

Shareholders entitled to vote, including a limited or restricted vote, who represent at least 10 percent of the capital stock, may request that a General Regular Shareholders meeting be called in the terms of article one hundred eighty four of the General Business Law.

FORTY-THIRD.- The Meeting is the supreme authority of the Company and all other bodies will be subject to its resolutions or accords. General Regular Shareholders Meetings will be held on the day designated by the Board of Directors, but in any case they will meet at least once a year within the four months following the close of the fiscal period and they will address the items indicated in article one hundred eighty one of the General Business Law, and any matters other than those expressly reserved to the jurisdiction of the Extraordinary or Special Shareholders' Meeting. Said meetings will also analyze the report regarding the consolidated and unconsolidated financial statements of the issuer referred to in the general points of article one hundred seventy two of the General Business Law, relative to the immediately preceding period of the Company, when the Company holds fifty percent or more of the capital of other companies or when under any title it has the power to determine their management, provided that said investment is at least twenty percent of the shareholders' equity of the issuer or more. The issuer will be required to publish both financial statements in the form and with the frequency established by article one hundred seventy seven of the General Business Law.

The General Extraordinary Meetings will be called to address any matters outlined in the article one hundred eighty two of the General Business Law and any other matter required in accordance with these By-laws from a qualified majority of shareholders.

The General Extraordinary Meetings will have the requirements of convening and voting indicated in the General Business Law; in the understanding that when said meetings should resolve any of the matters mentioned next in first or ulterior calling, the presence of at least 85% (eighty-five percent) of the Shares representative of the capital stock will be required and their decisions will be valid when they are adopted by 80% (eighty percent) of the shares representative of the capital stock, unless any of the matters mentioned next must be discussed as concerns requirements established in the applicable legislation, in whose case, the attendance and voting requirements for the corresponding meeting will be those established in the General Business Law with regard to extraordinary meetings:

      (i) Merger of the Company, except when a merger of the Company with its own direct or indirect subsidiaries is concerned;

      (ii) Modification or suppression of the following Clauses of the present By-Laws: Fifth, Twelfth, Thirteenth, Sixteenth, Seventeenth, Eighteenth, Twenty-First, Forty-Third and Forty-Fourth Clauses.

What is established in the previous paragraphs will be applied without prejudice to what is established in the Fourteenth Clause of these By-Laws.

Shareholders representing at least fifteen percent of the capital stock may directly exercise civil liability actions against the administrators, provided that they satisfy the requirements of article one hundred fifty three of the General Business Law. Said action may also be exercised with respect to the Examiners and members of the Auditing Committee, adjusting to cited legal precept. Shareholders' with shares that grant a voting right, including a limited or restricted right, who constitute at least ten percent of the shares represented at a meeting may request that voting be postponed on any item in respect to which they consider that they are not sufficiently informed, adjusting to the terms and conditions of article one hundred ninety nine of the General Business Law.

Shareholders with voting right shares, including limited or restricted voting rights, that represent at least twenty percent of the capital stock may object judicially to resolutions of General Meetings in respect to which they are entitled to vote, provided that they satisfy the requirement of article two hundred one and adhere to provisions in article two hundred two of the General Business Law.

FORTY-FOURTH.- The shareholders appearing registered in the shares registry book maintained by the Company as owners of one or more shares will be admitted to the shareholders' meeting. In order for shareholders registered in the Company's shares registry book to be entitled to attend Meetings: (i) they will deposit their shares with a securities depository or will leave them in the possession of the Secretary of the Board at the offices established at the corporate domicile or with a credit institution in Mexico or abroad; and (ii) they will adequately prove, in the Secretary of the Board of Directors' judgment, or to the person appointed by the Secretary that the corresponding shareholder, or if applicable the beneficiary of the stock exchange brokerage agreement or respective analogous instrument, complies with the requirements to which the Fifth, Twelfth and subsequent Clauses of these By-Laws refer or that credit institutions acting as trustees in trusts created by the Company for the benefit of its employees or the employees of its Subsidiaries or with altruist purposes and credit institutions acting as trustees in the neutral investment trust created by the Company and to which shares of the Company would have been contributed as underlying assets for carrying out security issuances in Mexico or abroad are concerned. In the case that what is established by item (ii) of the present paragraph is not proven, the person concerned will not be entitled to participate in the meeting, and therefore will not be able to exercise the corporate rights corresponding to the Shares, and what is established in the Fifth Clause, section I of the Twelfth Clause and the Sixteenth Clause of the present By-Laws will be applied.

The deposits made to the Company and the proof of compliance with requirements on the subject of nationality to which the above paragraph refers are to be made at least two days prior to the day indicated for the meeting. An admission card to the Meeting will be given against the shares deposited and it will express the number and class of shares it covers, the name of the shareholder and the number of votes corresponding to it. If the deposit is made with a credit institution, also to be presented to the Company at least five days prior to the date set for the meeting is the respective proof of deposit against which the admission card to the Meeting will be delivered. The shares and the certificates exhibited will be returned after the Meeting has been held in exchange for the voucher that was issued.

Moreover, persons who attend Shareholders Meetings of the issuer as proxies may take the option to evidence their legal personality by a power of attorney granted on the format prepared by the issuer, which must satisfy the following requirements:

1) Indicate clearly the name of the issuer as well as the Agenda. The items referred to in articles one hundred eighty one and one hundred eighty two of the General Business Law may not be included under the items entitled Miscellaneous; and

2) They will contain space for the instructions indicated by the grantor for the exercise of the proxy.

3) The express mention and under affirmation to tell the truth in the sense of whether the shareholder and/or his wife or concubine, as well as his blood relations, by affinity or civilly to the fourth degree or a Person Controlled by said shareholder or by any of the Persons previously mentioned is a Competitor of the Company or of any of its Subsidiaries or Affiliates;

4) The express mention and under affirmation to tell the truth of whether the shareholder and/or his wife or concubine, as well as his blood relations, by affinity or civilly to the fourth degree or a Person Controlled by said shareholder or by any of the Persons previously mentioned directly or indirectly is/are owner(s) or beneficiary(ies) as of this date of Shares representative of 5% (five percent) or more of the total of the Shares issued by the Company, or if applicable, direct or indirect owners or beneficiaries of rights of any class on Shares of the Company representative of said percentage;

5) The express mention and under affirmation to tell the truth of whether any Person Related to said shareholder is owner of Shares or rights on Shares of the Company;

6) The express mention and under affirmation to tell the truth with regard to the nationality of the shareholder concerned, or of the beneficiary of the stock exchange brokerage agreement or respective analogous instrument, and in the case of corporations, the indication of the nationality of the same as well as whether or not they include an exclusion of foreigners Clause within their By-Laws, as well as the identity and nationality of the persons controlling the corporation concerned; and

7) Any other requirement established by the Board of Directors.

The falsehood or omission of the information contained in the form will have as a result that the votes issued by the shareholder concerned be null and void.

The issuer will maintain at the disposal of brokers in the Securities Exchange who evidence that they represent shareholders of the issuer, throughout the period referred to in article one hundred seventy three of the General Business Law, formats of the proxies so that they may timely deliver them to their principals.

The Secretary of the Board of the issuer will be required to verify the observance of all the provisions stated in the preceding paragraphs and inform it to the Meeting, certifying the same in the corresponding Minutes.

FORTY-FIFTH.- Meetings will be chaired by the Chairman of the Board of Directors and in his absence by the person designated by the Meeting. The Secretary of the Board will act as the Secretary of the Meeting and in his absence by the Assistant Secretary of the Board and, in their absence, the person designated by the Chairman or the Meeting.

The Chairman will name the inspector of election at his discretion to prepare the respective attendance list and the calculations of shares.

Minutes will be drawn up of each Meeting and will be signed by the person who presides over them, by the person who acts as Secretary, by the Inspectors of Election and by the Examiner when he attends.

Copies, certificates or extracts of minutes of Meetings that are required to be issued for any reason will be authorized by the Secretary of the Board.

                                   TITLE FIFTH
                  ABOUT THE FISCAL PERIOD AND THE BALANCE SHEET

FORTY-SIXTH.- The fiscal period will run from January 1 to December 31 of each year.

FORTY-SEVENTH.- Upon the conclusion of each fiscal period, the Board of Directors will prepare a balance sheet in the terms of article 172 of the General Business Law; this balance sheet is to be concluded and delivered to the Examiner or Examiners no later than at the end of the third month following the close of the period and in respect to which the Examiner or Examiners will render their opinion in the terms of the law.

In respect to said balance sheet, the provisions of Articles one hundred seventy three to one hundred seventy seven of cited Law will apply.

                                   SIXTH TITLE
                                ABOUT THE RESULTS

FORTY-EIGHTH.- The net profits obtained during each fiscal year will be distributed as follows:

1.- 5% (five percent) will be separated to constitute the legal reserve until it amounts to one fifth of the capital stock, and if it diminishes, it will be replenished in the same way, in the terms of article 20 of the General Business Law.

2.- The amount as agreed by the General Shareholders Meeting to constitute one or more welfare funds will be set aside.

3.- As for the balance, if any, it will be distributed as decided by the Meeting.

                                  SEVENTH TITLE
                ABOUT DISSOLUTION AND LIQUIDATION OF THE COMPANY

FORTY-NINTH.- The Company will be dissolved in the cases contemplated in the General Business Law.

FIFTIETH.- Upon dissolution of the Company, it will be placed in liquidation which will be in charge of one or more liquidators who will be named by the Shareholders Meeting.

FIFTY-FIRST.- Except as resolved by the General Shareholders Meeting, the one or more liquidators will have the powers conferred upon them by Article two hundred forty two of the General Business Law and they will distribute the remainder among the shareholders, subject to the rules established in Article one hundred thirteen, two hundred forty seven and two hundred forty eight of cited Law and in these By-Laws.

                               GENERAL PROVISIONS

For anything not stipulated herein, the provisions in effect of the General Business Law and the Special Provisions of the Stock Exchange Law, will govern.